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                                                                      Exhibit 99

                                                              Robert D. Sznewajs
                                                                 President & CEO
                                                                  (503) 598-3243


                       WEST COAST BANCORP SETTLES LAWSUIT

LAKE OSWEGO, OR - March 29, 2000 - West Coast Bancorp (Nasdaq: WCBO) today announced the settlement of a lawsuit previously reported by the Company against its wholly owned commercial bank subsidiary West Coast Bank. On March 16, 2000, West Coast Bank entered into a Settlement and Loan Purchase Agreement with the lawsuit plaintiffs Edward and Marianne Fischer. Under this Agreement, West Coast Bank paid $5.4 million in cash to the plaintiffs in exchange for a release of all claims against the Bank. The Bank also received a loan and first mortgage interest in certain property in Lincoln County, Oregon. The plaintiffs had claimed damages against the Bank based on allegations that the Bank failed to provide take out financing to pay off the loan made by the plaintiffs to another party. The plaintiffs also sought punitive damages against the Bank. An action to foreclose against the Lincoln County property is currently pending.

Based on a recently received appraisal on the property and related carrying, disposition, and other cost estimates, West Coast Bank currently estimates the net book value of the Lincoln County property at approximately $400,000. Accordingly, in connection with this settlement, the Company will expense in its first quarter 2000 results, the net effect of approximately $5 million, for this non-recurring item. This one time event will have an after-tax impact on first quarter earnings of approximately $3.2 million, or about $0.21 per fully diluted share.

Risk Factors and Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which are subject to factors, risks, and uncertainties that may cause actual results to differ materially from those projected. Some of those factors which may affect the Bank's estimate above, among other things, are (1) environmental factors and issues that may affect the Lincoln County Property, (2) environmental damage or pollutants currently unknown to management that may affect the Lincoln County property, (3) any defenses raised or other matters occurring that prevent or delay the Bank's ability to foreclose its interest in the Lincoln County property, if the Bank chooses to foreclose this interest, which it may not, (4) factors affecting the real estate market and property values in Lincoln County, Oregon, (5) actual market or sale values of property can differ from appraised values, (6) factors affecting the highest and best use of the property or the feasibility of developing the property, and (7) fluctuations in interest rates. Bancorp undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should also carefully review the risk factors described in other documents West Coast Bancorp files from time to time with the Securities and Exchange Commission.

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West Coast Bancorp is a Northwest community bank holding company and parent company of West Coast Bank and West Coast Trust. The Bank operates 41 offices in Oregon and Washington.

The Company will entertain questions regarding this press release during a conference call to be held at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) on Thursday, March 30, 2000. The toll free number for the call is (888) 476-3762. Please use participant code #141249 to join the call. Company responses will be limited to public information and non-material matters. Confidential information will not be disclosed.

Transmitted on Business Wire
EDITOR'S NOTE - WEST COAST BANCORP IS NOT Nasdaq: WCBC, California